Exhibit 99.1

Media Relations: Constance Griffiths (949) 230-4867 Constance.Griffiths@skyworksinc.com	Investor Relations: Raji Gill (949) 508-0973 Raji.Gill@skyworksinc.com

Skyworks Announces Leadership Succession

Philip Brace to Succeed Liam K. Griffin as President and Chief Executive Officer of Skyworks

Christine King Appointed Chairman of the Board

IRVINE, Calif. – Feb. 5, 2025 – Skyworks Solutions, Inc. (Nasdaq: SWKS), a leading developer, manufacturer and provider of analog and mixed-signal semiconductors and solutions for numerous applications, today announced that Philip Brace has been appointed president and chief executive officer and a member of the board of directors, effective Feb. 17, 2025. The appointment concludes a robust succession process initiated by the Skyworks board of directors and conducted with the help of an executive search firm. Brace succeeds Liam K. Griffin, who will step down as president and CEO. Griffin will remain with Skyworks in an advisory role for three months to help ensure a smooth transition.
In connection with today’s announcement, Griffin has also stepped down as a member of the board of directors, and Christine King, who has served as Skyworks’ lead independent director since 2019, has been appointed chairman of the board of directors.
Brace has extensive experience in the semiconductor, server, IoT and storage industries and has held various roles across software, hardware, engineering, marketing and sales. He has served as executive chairman of Inseego Corp. since February 2024, also serving as interim principal executive officer until January 2025. Prior to Inseego, he served as president and CEO of Sierra Wireless Inc. from July 2021 to January 2023, where he led the company through significant operational improvements. Prior to this, Brace served as executive vice president of Veritas Technologies from 2019 to 2021 and president of Cloud Systems and Electronic Solutions at Seagate Technology from 2015 to 2017. Brace began his career at Intel Corporation and LSI Corporation holding various engineering and management roles. He currently serves on the boards of directors of Inseego, Blackberry Limited and Lantronix, Inc. He received his bachelor’s degree of applied science in computer engineering from the University of Waterloo and his master’s degree in electrical engineering from California State University, Sacramento.
“Phil’s appointment is the result of a comprehensive and thoughtful succession planning process, in which our board focused on identifying the right leader to succeed Liam,” said Ms. King. “Phil is an accomplished technology executive who brings strategic insight and exemplary leadership. We are at an inflection point in the wireless networking revolution, and Phil’s expertise adds to our confidence that he will execute on our long-term initiatives. Phil has deep knowledge of the semiconductor industry and extensive experience in helping businesses enhance their product lines and achieve market penetration and profitable growth. The board is confident that Phil is the right leader for Skyworks as we work to deliver operational excellence, diversify our offerings, and seek to capture new opportunities across a range of markets.”
“Supported by a deep bench of talent and a broad array of capabilities, Skyworks has the ability to support customers with highly curated and cutting-edge solutions across many different industries,” said Mr. Brace. “I am honored to be stepping into the CEO role at this important time and have long admired Skyworks for its breakthrough communications platforms and strong solutions that enable the true potential of 5G and IoT. I’m eager to begin working with the board and management team to advance the company’s key priorities and drive value for our shareholders, customers and partners.”
King added, “We thank Liam for his leadership and significant contributions to Skyworks. We appreciate his support through the transition and wish him all the best.”
“It has been a privilege to be part of such a talented team for the last 23 years, and I look forward to seeing Skyworks prosper under Phil’s leadership,” said Mr. Griffin.
Earnings Call and Additional Information
In a separate release today, Skyworks reported its first quarter fiscal 2025 results and business outlook. The company will host a conference call and webcast at 4:30 p.m. EST to discuss its financial results and today’s announcement.
To listen to the conference call, please visit the investor relations section of Skyworks’ website at https://investors.skyworksinc.com/events-presentations. Playback of the conference call will be available on Skyworks’ website at www.skyworksinc.com/investors beginning at
9 p.m. EST on Feb. 5, 2025. Additionally, a transcript of the company’s prepared remarks will be made available on our website promptly after their conclusion during the call.
About Skyworks
Skyworks Solutions, Inc. is empowering the wireless networking revolution. We are a leading developer, manufacturer and provider of analog and mixed-signal semiconductors and solutions for numerous applications, including aerospace, automotive, broadband, cellular infrastructure, connected home, defense, entertainment and gaming, industrial, medical, smartphone, tablet and wearables.
Skyworks is a global company with engineering, marketing, operations, sales and support facilities located throughout Asia, Europe and North America and is a member of the S&P 500®

market index (Nasdaq: SWKS). For more information, please visit Skyworks’ website at: www.skyworksinc.com.

Safe Harbor Statement
This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future events, prospects, expectations and results of Skyworks (e.g., expectations for long-term growth, diversification of offerings, expansion into new markets and customers, and ability to conduct a smooth transition). Forward-looking statements can often be identified by words such as “continue,” “expects,” “intends,” “believes,” “plans,” “may,” or “will” and similar expressions and variations or negatives of these words. All such statements are subject to certain risks, uncertainties and other important factors that could cause actual results to differ materially and adversely from those projected and may affect our future operating results, financial position and cash flows.
These forward-looking statements are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond Skyworks’ control, which could cause actual results to differ materially from those indicated in the forward-looking statements. Those factors include, but are not limited to, the risk that our chief executive officer transition is not successful for any reason, our ability to successfully execute on our strategy, and the risk factors set forth in Skyworks’ filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K.
The forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.